Exhibit 10.14

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into as of January 30, 2013, by and among Harbin Aerospace Company, LLC, a Nevada limited liability company (“Harbin”), Trans-Pacific Aerospace Company, Inc., a Nevada corporation (“TPAC”, together with Harbin, “Plaintiffs” and each individually a “Plaintiff”), Monarch Bay Associates, LLC, a California limited liability company (“Monarch”), Cardiff Partners, LLC, a California limited liability company (“Cardiff”), David Walters (“Walters”), Keith Moore (“Moore”), Matthew Szot (“Szot”, together with Monarch, Cardiff, Walters, and Moore, the “Defendants” and each individually a “Defendant”), William McKay, an individual (“W.McKay”), Nikki McKay, an individual (“N.McKay”), and Theodora Kobal, an individual (“Kobal”, together with W.McKay and N. McKay, the “Other Parties”).  Plaintiffs, Defendants, and the Other Parties are collectively referred to as the “Parties.”

RECITALS

WHEREAS, on or about July 1, 2011, Plaintiffs commenced an action against Defendants and other “Doe” defendants in the Superior Court of California for the County of Orange, Case No. 30-2011-00489809 (the “Action”) in which Plaintiffs asserted certain claims against Defendants;

WHEREAS, on or about September 12, 2011, Defendants filed a cross-complaint against Plaintiffs in the Action in which Defendants asserted certain claims against Plaintiffs;

WHEREAS, on November 19, 2012, Plaintiffs and Defendants participated in a confidential mediation (the “Mediation”), during which Plaintiffs and Defendants entered into that certain Settlement Letter of Intent (the “Letter of Intent”);

WHEREAS, in order to avoid any further costs, burdens, or distractions, and uncertainties of litigation, the Parties now desire, and by the execution of this Agreement, intend to dispose of and resolve fully and completely any and all disputes, claims, issues and differences between them, including, but not limited to, any and all actual or implied claims, demands or causes of action asserted by the Parties, which could have been asserted by or against the Parties in any action or proceeding in any legal, administrative, or other forum whatsoever, or which could be asserted by or against the Parties in any action or proceeding in any legal, administrative, or other forum in the future.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.     TPAC Shares.

1.1           Subject to and conditioned upon the terms set forth herein, Cardiff shall, and the remaining Defendants (other than Szot) shall cause Cardiff to, transfer, sell, and assign to TPAC an aggregate of Three Million Seven Hundred Twenty Eight Thousand Five Hundred Three (3,728,503) shares (the “Returned Shares”) of common stock of TPAC.  Cardiff shall retain Two Million (2,000,000) shares (the “Retained Shares”) of common stock.  The Returned Shares and the Retained Shares are collectively referred to as the “Shares”).

1.2           The Retained Shares and the Returned Shares are collectively represented by the following stock certificates:

Defendant	Certificate No.	Shares
Cardiff	197	1,389,854
Cardiff	198	2,500,000
Cardiff	245	919,324
Cardiff	246	919,325

1.3           Cardiff shall, and the remaining Defendants (other than Szot) shall cause Cardiff to, deliver to TPAC (or its counsel) the share certificates representing the Retained Shares and the Returned Shares, duly endorsed or delivered with blank stock powers appropriately executed, and in either case signature medallion guaranteed.  Cardiff shall, and the remaining Defendants (other than Szot) shall cause Cardiff to, also provide a duly executed limited liability company resolution authorizing the transfer of its Returned Shares, in form, substance and scope customary for comparable transactions.  TPAC shall cause these share certificates to be delivered to TPAC’s transfer agent with instructions to (a) return the Returned Shares to the treasury of TPAC and cancel the Returned Shares, and (b) issue the Retained Shares to Cardiff, in twenty (20) certificates of One Hundred Thousand (100,000) Shares each.  The certificates representing the Retained Shares shall not bear any restrictive legend.

1.4           TPAC shall cause one (1) certificate representing One Hundred Thousand (100,000) Retained Shares to be promptly delivered to Cardiff (or its counsel), and TPAC shall cause the remaining certificates representing the remaining Retained Shares to be deposited into an escrow account (the “Escrow Account”) established pursuant to the escrow agreement (the “Escrow Agreement”) to be entered into by and between TPAC, Cardiff, and VStock Transfer, LLC (the “Escrow Agent”).

1.5           Commencing March 5, 2013, and on the 1st Tuesday of each calendar month thereafter until January 7, 2014, the Escrow Agent shall release one (1) certificate representing One Hundred Thousand (100,000) Retained Shares from the Escrow Account and promptly deliver the same to Cardiff (or its counsel).

1.6           Commencing February 4, 2014, and on the 1st Tuesday of each calendar month thereafter until May 6, 2014, the Escrow Agent shall release two (2) certificates representing a total of Two Hundred Thousand (200,000) Retained Shares from the Escrow Account and promptly deliver the same to Cardiff (or its counsel).

1.7           Any action by TPAC to prevent the Escrow Agent from timely delivering any of the certificates to Cardiff shall be a material breach of this Agreement and shall entitle Cardiff, among other remedies, to immediate delivery of all remaining undelivered certificates.

Section 2.     Warrant Amendments.

2.1           Amendment to Series A Warrant.  Concurrently herewith, TPAC and Cardiff shall enter into the Amendment to Series A Common Stock Purchase Warrant in the form attached hereto as Exhibit A.

2.2           Amendment to Series B Warrant.  Concurrently herewith, TPAC and Cardiff shall enter into the Amendment to Series B Common Stock Purchase Warrant in the form attached hereto as Exhibit B.

Section 3.     Indemnity.

3.1           TPAC will indemnify and hold harmless the Defendants against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, reasonably incurred, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which a Defendant is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with (a) this Agreement or such Defendant’s performance hereunder, except to the extent primarily caused by the gross negligence or willful misconduct of such Defendant, and (b) by reason of a Defendant’s status or conduct as a director, officer, employee or agent of TPAC, or, at the request of TPAC, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, except to the extent such costs, expenses and disbursements resulted from the gross negligence or willful misconduct of such Defendant.

3.2           The indemnification provisions shall extend to the following: Defendants, their affiliated entities, members, employees, and controlling persons (within the meaning of the federal securities laws).  All references to Defendants in this Section 3 shall be understood to include any and all of the foregoing.

Section 4.     Dismissal.  The Parties shall dismiss the Action with prejudice.  Upon execution of this Agreement, the Parties (through their respective counsel) shall execute and deliver a request for dismissal with prejudice (the “Dismissal”) dismissing the entire Action.  Upon Defendants’ delivery of the certificates evidencing the Returned Shares and Retained Shares and other documents and instruments set forth in Section 1.3, Plaintiffs hereby authorize counsel for Defendants to cause the Dismissal to be filed with the Orange County Superior Court (the “Court”).  The Court shall reserve jurisdiction to enforce this Settlement Agreement pursuant to California Code of Civil Procedure §664.6.

Section 5.     Representations and Warranties of Plaintiffs.

5.1           Power and Authority. Each Plaintiff has adequate authority, power, and legal right to enter into, execute, deliver, and perform the terms of this Agreement and to consummate the transactions contemplated thereby.  The Agreement, upon its execution and delivery, will constitute a valid, legal, and binding obligation of each Plaintiff, enforceable in accordance with its terms, subject only to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditor’s rights.

5.2           Legal Representation.  Plaintiffs have been represented by counsel in the Action and have had full opportunity to engage in discovery in the Action.  Plaintiffs have been advised by counsel with respect to the waiver of rights and defenses under this Agreement.

Section 6.     Representations and Warranties of Defendants.  Defendants, jointly and severally, represent and warrant the following to Plaintiffs:

6.1           Power and Authority. Each Defendant has adequate authority, power, and legal right to enter into, execute, deliver, and perform the terms of this Agreement and to consummate the transactions contemplated thereby.  The Agreement, upon its execution and delivery, will constitute a valid, legal, and binding obligation of each Defendant, enforceable in accordance with its terms, subject only to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditor’s rights.

6.2           Legal Representation.  Defendants have been represented by counsel in the Action and have had full opportunity to engage in discovery in the Action.  Defendants have been advised by counsel with respect to the waiver of rights and defenses under this Agreement.

6.3           Defendants’ Ownership of TPAC Shares. The Defendants own, beneficially and of record, free and clear of any liens, such number of Shares as set forth in the following table:

Defendant	Number of Shares
Monarch	0
Cardiff	5,728,503
Walters	0
Moore	0
Szot	0

Other than the Returned Shares and the Retained Shares, no Defendant is the record or beneficial owner of any shares of common stock of TPAC.  For purposes hereof, beneficial ownership shall be calculated in accordance with Rule 13d3-3 promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended.

6.4           Valid Transfer of Returned Shares.  Upon delivery of the Returned Shares as provided in this Agreement, all of the Returned Shares will be transferred to TPAC, and TPAC shall have good and valid title to the Returned Shares, free and clear of any Liens.  There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible or exchangeable securities, profits interests, conversion rights, preemptive rights, rights of first refusal or other rights, agreements, arrangements or commitments of any nature whatsoever under which any Defendant is or may become obligated to sell, assign, or transfer any of the Returned Shares.

6.5           Access to Information.  The Defendants and/or their advisors have had the opportunity to obtain information to evaluate the merits and risks of transferring the Returned Shares and the Retained Shares, and the Defendants have received all information they have requested relating to the Returned Shares and the Retained Shares.  The Defendants have had an opportunity to ask questions and receive answers regarding the terms and conditions of the business, properties, plans, prospects, and financial condition of TPAC and to obtain additional information as the Defendants have deemed appropriate for purposes of making the decision to dispose of the Returned Shares and to retain the Retained Shares pursuant to this Agreement.

6.6           Price Volatility. The Defendants acknowledge the possibility that the value of shares of common stock of TPAC may increase or decline, perhaps significantly, at any time after the execution of this Agreement.  The Defendants acknowledge that, after execution of this Agreement, they will have no claim, right, or interest in the Returned Shares or any increase in value, if any, of the Returned Shares.

6.7           Waiver and Release of Claims Relating to Shares.  The Defendants acknowledge and agree that the Released Claims set forth in Section 7 below shall include, but are not limited to, any claim arising out of or relating to either the Returned Shares, the Retained Shares, the transfer of the Returned Shares, and the decision to retain the Retained Shares, including, without limitation, claims for fraud, intentional or negligent representation, negligence, breach of fiduciary duty, violations of state or federal securities laws, or any other claims that are in any way based on the Returned Shares, the Retained Shares, the transfer of the Returned Shares, and the decision to retain the Retained Shares pursuant to this Agreement.

Section 7.     Release and Waiver.

7.1           Effective upon Defendants’ actual delivery of the certificates evidencing the Returned Shares and Retained Shares and other documents and instruments required to be delivered as set forth in Section 1.3, Plaintiffs and the Other Parties, on behalf of themselves and their respective agents, attorneys, insurers, heirs, assigns, beneficiaries, executors, trustees, conservators, representatives, predecessors-in-interest, successors-in-interest, and whomsoever may claim by, under or through them, and all persons acting by, through, under or in concert with any of them (the “Plaintiff and Other Releasing Parties”) hereby irrevocably and unconditionally forever release, remise, acquit and discharge the Defendants and each of their present, former or future agents, representatives, employees, independent contractors, directors, shareholders, officers, attorneys, insurers, subsidiaries, divisions, parents, assigns, affiliates, predecessors, and successors (collectively, the “Defendant Released Parties”) from and against any and all debts, obligations, losses, costs, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, misrepresentations, defamatory statements, tortuous conduct, acts or omissions, rights, obligations, liabilities, judgments, damages, expenses, claims, counterclaims, cross-claims, or demands, in law or equity, asserted or unasserted, express or implied, foreseen or unforeseen, real or imaginary, alleged or actual, suspected or unsuspected, known or unknown, liquidated or non-liquidated, of any kind or nature or description whatsoever, arising from the beginning of the world through the date of this Agreement, which each of the Plaintiff and Other Releasing Parties has ever had, presently has, may have, or claim or assert to have against any of the Defendant Released Parties (the “Plaintiff and Other Released Claims”).  This release shall not affect the rights of the Plaintiff and Other Releasing Parties under (i) this Agreement, (ii) the Escrow Agreement; (iii) the Series A Common Stock Purchase Warrant, or (iii) the Series B Common Stock Purchase Warrant.

7.2           Effective upon Plaintiffs’ actual delivery of the certificates evidencing the Retained Shares required to be delivered to the Defendants and the Escrow Agent as set forth in Section 1.4, Defendants, on behalf of themselves and their respective agents, attorneys, insurers, heirs, assigns, beneficiaries, executors, trustees, conservators, representatives, predecessors-in-interest, successors-in-interest, and whomsoever may claim by, under or through them, and all persons acting by, through, under or in concert with any of them (the “Defendant Releasing Parties”) hereby irrevocably and unconditionally forever release, remise, acquit and discharge the Plaintiffs, the Other Parties, and each of their present, former or future agents, representatives, employees, independent contractors, directors, shareholders, officers, attorneys, insurers, subsidiaries, divisions, parents, assigns, affiliates, predecessors, and successors (collectively, the “Plaintiff and Other Released Parties”) from and against any and all debts, obligations, losses, costs, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, misrepresentations, defamatory statements, tortuous conduct, acts or omissions, rights, obligations, liabilities, judgments, damages, expenses, claims, counterclaims, cross-claims, or demands, in law or equity, asserted or unasserted, express or implied, foreseen or unforeseen, real or imaginary, alleged or actual, suspected or unsuspected, known or unknown, liquidated or non-liquidated, of any kind or nature or description whatsoever, arising from the beginning of the world through the date of this Agreement, which each of the Defendant Releasing Parties has ever had, presently has, may have, or claim or assert to have against any of the Plaintiff and Other Released Parties (the “Defendant Released Claims”).  This release shall not affect the rights of the Defendant Releasing Parties under (i) this Agreement, (ii) the Escrow Agreement, (iii) the Series A Common Stock Purchase Warrant, or (iii) the Series B Common Stock Purchase Warrant.

7.3           The Parties acknowledge and understand that hereafter they may discover or appreciate claims, facts, issues, or concerns in addition to or different from those that they now know or believe to exist with respect to the subject matter of this Agreement that, if known or suspected at the time of execution of this Agreement, might have materially affected the settlement embodied herein.  The Parties nevertheless agree that the general releases and waivers described in Paragraphs 7.1 and 7.2 above apply to any such additional or different claims, facts, issues, or concerns.  The Parties acknowledge that this release is intended to be very broad and is a critical element of the Parties’ settlement.

7.4           It is the intention of the Parties that the foregoing general release shall be effective for use as a protective bar to all Plaintiff and Other Released Claims and Defendant Released Claims (Collectively, the “Released Claims”) and, except as set forth herein, shall terminate all of the Parties’ rights, duties, and obligations, if any, under any agreement between any Plaintiff Released Party, on the one hand, and any Defendant Released Party, on the other hand.  In furtherance, and not in limitation of such intention, the general release provided for herein shall be, and shall remain in effect, as a full and complete release, notwithstanding the later discovery or existence of any additional or different facts or claims, without limitation.

7.5           The Parties acknowledge that they have been advised by their respective attorneys and are familiar with and understand the provisions of California Civil Code Section 1542 as well as all provisions of federal law, if any, that may provide any right or benefit that is similar in any material respect to California Civil Code Section 1542, which provides as follows:

 A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

7.6           The Parties hereby voluntarily and expressly waive and relinquish each and every right or benefit which they may have under California Civil Code Section 1542 and all provisions of federal law, if any, that may provide any right or benefit that is similar in any material respect to the rights and benefits afforded under California Civil Code Section 1542, to the full extent that they may lawfully waive such rights.  The Parties acknowledge that they may hereafter discover facts in addition to or different from those which they presently know or believe to be true regarding the subject matter of the dispute and the other matters herein released, but agree that they have taken that possibility into account and that it is their intention hereby to fully, finally, and forever settle and release the matters, disputes and differences, now known or unknown, suspected or unsuspected, arising out of or in any way relating to the matters released pursuant to this Agreement.

7.7           The Parties hereto acknowledge that they expressly understand that this Agreement and the settlement it represents (a) is entered into solely for the purpose of avoiding any possible future expenses, burdens, or distractions of litigation, and (b) in no way constitutes an admission by any party hereto of any liability of any kind to any other party or of any wrongdoing on the part of any of the Parties.  In this connection, the Parties specifically deny any liability in connection with any claims which have been made or could have been made, or which are the subject matter of, or arise from, or are connected directly or indirectly with or related in any way to the claims, counterclaims, and defenses set forth in the Action.

7.8           Except with respect to the Retained Shares, the Series A Common Stock Purchase Warrant, and the Series B Common Stock Purchase Warrant,  each Defendant Releasing Party hereby voluntarily and expressly waives and relinquishes any and all right, title, and interest, whether legal, equitable, or otherwise, in and to (1) any ownership interest in and to any Plaintiff Party (including, without limitation, shares, shares of capital stock, interests, partnership interests, limited liability company interests, joint venture interests, participations, rights in, or other equivalents (however designated) of such Plaintiff Party’s equity (however designated) and any rights, warrants, or options exchangeable for or convertible into such shares, interests, participations, rights, or other equity, and (2) any interest in and to any Plaintiff Party’s assets (including, without limitation, cash, cash equivalents, accounts receivable, notes receivable, inventory, equipment, furniture, fixtures, pre-paid assets, deposits, intellectual property, patents, copyrights, trademarks, trade secrets, proprietary processes and information, general intangibles, investment property, negotiable collateral, commercial tort claims, books and records, supporting obligations, real estate, leasehold interests in real estate, securities, securities accounts, the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof).

Section 8.     Miscellaneous.

8.1           Representations and Warranties.  Plaintiffs represent and warrant that they are the sole owners of all claims, rights, demands, and causes of action that they are relinquishing by executing this Agreement and that no other persons or entities have any interest in such claims, rights, demands, or causes of action.

8.2           Representation by Counsel.  The Parties acknowledge that they are executing and delivering this Agreement with full knowledge of any and all rights which they may have with respect to the claims and causes of action herein settled and released.  The Parties acknowledge that they are represented by and have consulted with attorneys of their own choosing to the extent desired before executing and delivering this Agreement in order to review this document and the claims and causes of action being settled and released hereby and thereby, and that they have had a reasonable and sufficient opportunity to do so.

8.3           Binding Effect of Agreement.  This Agreement shall inure to the benefit of the Parties and shall be binding upon the Parties and their respective heirs, administrators, executors, representatives, attorneys, agents, predecessors in interest (if any), successors, affiliates, assigns, and beneficiaries.

8.4           Expenses and Fees.  Each Party shall bear its own attorney’s fees, costs and expenses, and consultants, advisors and experts’ fees, costs and expenses, arising or relating to the Action and the negotiation, execution, and delivery of this Agreement.  The Parties expressly agree to waive all statutory, contractual and/or common law rights to recover any attorney’s fees, costs and expenses, and consultants, advisors and experts’ fees, costs and expenses, arising or relating to the Action and the negotiation, execution, and delivery of this Agreement.  If any Party commences an action against any other Party to interpret or enforce this Agreement, or if any Party seeks to enforce this Agreement under California Code of Civil Procedure §664.6, the prevailing Party in such proceeding shall be entitled to recover his or its reasonably attorney’s fees and costs incurred in prosecuting or defending such proceeding.

8.5           Governing Law.  The Parties agree that the validity, effect, and construction of this Agreement as well as any rights, duties and obligations thereunder, and any disputes concerning any of the provisions of this Agreement or over the negotiation or execution thereof, shall be interpreted under, governed by and construed in accordance with the laws of the State of California without regard to conflict of laws provisions.

8.6           Entire Agreement; Amendments.  This Agreement, any exhibits hereto, any documents referenced herein, and any exhibits thereto, constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.  This Agreement may be amended, altered, modified, or waived, in whole or in part, only in a writing executed by all the Parties to this Agreement.  This Agreement may not be amended, altered, modified or waived, in whole or in part, orally.

8.7           Time is of the Essence.  Time is of the essence in this Agreement.

8.8           Execution in Counterparts.  This Agreement may be executed in several counterparts, each of which shall be considered to be an original or total copy of the Agreement. The Agreement shall become effective only upon its execution by all Parties hereto.  A facsimile or “PDF” copy of said signatures of all of the Parties will be sufficient to make this Agreement binding on all Parties.

8.9           Non-Waiver.  The failure of any Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

8.10           Titles.  The titles of the Sections of this Agreement are inserted for convenience only and shall not affect the meaning or construction of any of the terms of this Agreement.

8.11           Acknowledgment.  The Parties acknowledge that they have read this Agreement and that they fully know, understand, and appreciate its contents and that they have executed the same and make the settlement and release provided for herein voluntarily and of their own free will.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have each executed this Agreement on the dates set forth below.

PLAINTIFFS:

HARBIN:	HARBIN AEROSPACE COMPANY, LLC

	By:	/s/ William McKay
By: William McKay
Title: President and CEO

TPAC:	TRANS-PACIFIC AEROSPACE COMPANY, INC.

	By:	/s/ William McKay
By: William McKay
Title: President and CEO

DEFENDANTS:

MONARCH:	MONARCH BAY ASSOCIATES, LLC

	By:	/s/ David Walters
By: David Walters
Title: President and CEO

CARDIFF:	CARDIFF PARTNERS, LLC

	By:	/s/ David Walters
By: David Walters
Title: President and CEO

WALTERS:	/s/ David Walters
David Walters

MOORE:	/s/ Keith Moore
Keith Moore

SZOT:	/s/ Matthew Szot
Matthew Szot

[Signature Page No. 1 to Settlement Agreement and General Release]

OTHER PARTIES:

W.MCKAY:	/s/ William McKay
William McKay

N.MCKAY:	/s/ Nikki McKay
Nikki McKay

KOBAL:	/s/ Theordora Kobal
Theodora Kobal

APPROVED AS TO FORM:

INDEGLIA & CARNEY
A Professional Corporation

/s/ Marc A. Indeglia
Marc A. Indeglia, Attorney for Plaintiffs

LAW OFFICES OF MICHAEL D. MCCAFFREY

/s/ Michael D. McCaffrey
Michael D. McCaffrey, Attorney for Defendants

[Signature Page No. 2 to Settlement Agreement and General Release]

EXHIBIT A

AMENDMENT TO SERIES A COMMON STOCK PURCHASE WARRANT

EXHIBIT B

AMENDMENT TO SERIES B COMMON STOCK PURCHASE WARRANT